1: IPALCO Enterprises, Inc. 2007 10-K Exhibit 99.6

Exhibit 99.6

REMARKETING AGREEMENT

by and between

INDIANAPOLIS POWER LIGHT & COMPANY

and

J.P. Morgan Securities Inc.

Dated September 30, 1997

$40,000,000
City of Petersburg, Indiana
Pollution Control Refunding Revenue Bonds
Adjustable Rate Tender Securities (ARTS)SM, Series 1995B
(Indianapolis Power Light & Company Project)

REMARKETING AGREEMENT

This Remarketing Agreement, dated as of September 30, 1997, is between Indianapolis Power' & Light Company (the "Company") and J.P. Morgan Securities Inc., as remarketing agent (the "Agent"), and related to $40,000,000 aggregate principal amount of the Pollution Control Refunding Revenue Bonds, Adjustable Rate Tender Securities (ARTS)SM, Series 1995B (Indianapolis Power & Light Company Project) (the "Bonds") issued pursuant to an Indenture of Trust, dated as of October 1, 1995 (the "Indenture"). between the City of Petersburg, Indiana {the "Issuer"), and Bank One, Indianapolis. N,A, Indianapolis, Indiana, as Trustee, Tender Agent, Paying Agent and Bond Registrar Terms used as defined terms herein and not otherwise defined are used as defined in the Indenture.

1. Representation and Warranties.  The Company represents and warrants to the Agent that:

(a) The representations and warranties made by the Company in the Representation and Indemnity Agreement from the Company to the Issuer and J,P. Morgan Securities Inc., as Underwriter, authorizing the sale of the Bonds, are true and correct as of' the date hereof,

(b) This Agreement bas been duly authorized by the Company and constitutes the legal., valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally or by general equitable principles and except as rights of indemnity or contribution hereunder may be limited by public policy.

2. Certain Agreements of the Company

The Company agrees with the Agent that:

(a) The Company will, at its expense, supply or cause to be supplied to the Agent, promptly following any request therefor by the Agent, a disclosure document (the "Offering Document") in form and substance satisfactory to the Agent that describes the Company (which description may be by incorporation by reference of filings by the Company with the Securities and Exchange Commission (the "Commission")), the Bonds, the Indenture, the Loan Agreement, the Note, [the Bond Insurance Policy,] the federal income tax consequences to the owners of the Bonds, the remarketing arrangements and, if the Bonds will be in a Long Term Rate Period, the Company's First Mortgage and First Mortgage Bond to be delivered to the Trustee pursuant to the Indenture, together with such number of copies of the Offering Document and documents relating thereto as the Agent may reasonably request. If any event of which the Company has knowledge occurs as a result of which the Offering Document. as then amended or supplemented, would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company, in cooperation with the Issuer and the Agent, will promptly amend or supplement the Offering Document to correct such statement or supply such omitted fact; provided, however, that no such amendment or supplement will be made prior to allowing the Agent a reasonable opportunity to review it. The Company will supply or cause to be supplied to the Agent such number of copies of the Offering Document, as so amended, or such supplement as the Agent may reasonably request from time to time. In any event, the Company sha11 supply or cause to be supplied to the Agent sufficient copies of the Offering Document, and any amendments or supplements thereto, within such time period as shall permit the Agent to comply with the provisions of Rule 15c2-12 promulgated by the Commission, to the extent applicable (the "Rule" ). The Company further agrees that it will enter into such written undertakings as may be required under the provisions of Section (b)(5) of the Rule.

(b) The Company immediately will notify the Agent by telephone (promptly confirmed in writing) of: (i) any fact or occurrence as a result of which the Offering Document would be or become false or misleading in any materia1 respect, (ii) any material adverse change in the financial condition or general affairs of the Company, including any fact or occurrence as a result of which it become necessary for the Company to file a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) any replacement of the Trustee, the Bond Registrar, the Paying Agent or the Tender Agent under the Indenture, (iv) any event of default under the Indenture, the Loan Agreement or any event which, with notice or lapse of time or both, would constitute such an event of default, (v) any failure on the part of the Bond Insurer to comply with the provisions of the Bond Insurance Policy, (vi) the provision of any credit enhancement or liquidity facility pursuant to the Indenture, (vii) any change in the dates for the redemption or purchase of the Bonds, (viii) any reduction, qualification or withdrawal or any suggestion by the rating agency or agencies rating the Bonds that it is, or either of them are considering a possible reduction, qualification or withdrawal in the rating of the Bonds, (ix) any adverse change or threatened adverse change, in the federal income tax treatment of owners of the Bonds and (x) the need for an opinion of tax counsel as to the tax status of any of the Bonds.

(c) The Company will deliver to the Agent (i) copies of all reports or other communications furnished to stockholders, (ii) copies of all reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any securities of the Company are listed and (iii) such additional information concerning the business and financial condition of the Company as the Agent may from time to time reasonably request

3. Remarketing

(a) The Agent hereby accepts the appointment by the Issuer pursuant to Section 12.0 l of the Indenture of the Agent as the exclusive agent of the Issuer for the remarketing of the Bonds as set forth herein, In reliance on the representations contained herein and subject to the terms hereof', the Agent agrees to use its best efforts to solicit offers to purchase, at a price at least equal to the principal amount thereof, plus accrued interest, if any, the Bonds with respect to which it is acting as Agent and which it has been advised by the Tender Agent have been tendered. by the holders thereof pursuant to Section 3.01 of the Indenture, and to perform the other obligations of the Agent as set forth in the Indenture.

(b) In the event (i) there shall occur the outbreak or escalation of hostilities involving the United States of America., or other national or international calamity or emergency, the effect of' which on the financial markets of the United States, in the reasonable opinion of the Agent, would make it impracticable or' inadvisable to sell the Bonds; (ii) there shall occur a general suspension of trading or the fixing of minimum or maximum prices for trading on the New York Stock Exchange; (iii) there shall occur a general banking moratorium declared by either federal, New York or State authorities having jurisdiction; (iv) in the reasonable opinion of the Agent, the market price of the Bonds might be adversely affected because: (A) additional material restrictions not in force as of the date hereof shall have been imposed upon trading in securities generally by any governmental or regulatory authority or by any national securities exchange, (B) the New York Stock Exchange or other national securities exchange, or any governmental or regulatory authority, shall impose, as to the Bonds or similar obligations, any material restrictions which are not now in force or increase materially those now in force, with respect to the extension of credit by, or the charge to the net capital requirements of, underwriters, or (C) the President of the United States of America, a member of his cabinet or the Commission, including a lesser official acting on the behalf of any of them or a member of the Congress, shall have announced the intended introduction of legislation to achieve the same effect as that described in subclause (A) or (B) of this clause (iv); or (v) there shall occur any of the events contemplated by Section 2(b) which, in the reasonable opinion of the Agent, might adversely affect the market price of the Bonds, or the Agent shall not have received copies of an Offering Document as and when required by Section 2(a), then, in each such event, whether the Agent learns thereof from the Company, the Issuer or otherwise, and so long as such situation continues to exist, the Agent shall have the right to suspend its efforts to solicit offers to purchase the Bonds.. The Agent shall promptly notify the Company of any such suspension.

(c) As compensation for the Agent's services hereunder, the Company shall pay the Agent (i) during the first year after issuance of the Bonds, an annual fee equal to 0.075% of the outstanding principal amount of the Bonds, payable upon billing quarter1y in arrears, commencing January 1, 1998 and (ii) after such first year or in connection with any Conversion of Interest Rate Mode, a fee to be negotiated by the Company and the Agent. The Company also agrees to pay the reasonable out-of-pocket expenses of the Agent (including, without limitation, the fees and disbursements of its counsel and any costs incurred in connection with the preparation, reproduction and delivery of documents) incurred in connection with the performance of its obligations hereunder.

4. The Agent.

(a) The Agent will be acting solely as the Issuer's agent in the resale of the Bonds, and the Agent's responsibility is limited to the use of its best efforts to solicit offers to purchase the Bonds.

 (b) The Agent, in its individual capacity, either as principal or agent, may buy, sell, own, hold and deal in any of the Bonds, and may join in any action which any holders of Bonds may be entitled to take, with like effect as if it did not act in any capacity hereunder. The Agent, in its individual capacity, either as principal or agent may also engage in or be interested in any financial or other transaction with the Issuer or the Company (or any related persons) and may act as depository, trustee or agent for any committee or body of holders of Bonds or other obligations of the Issuer or the Company as freely as if it did not act in any capacity hereunder.

(c) The Agent shall not incur any liability to the Issuer, the Company or any other person for its actions as Agent pursuant to the terms of this Agreement and the Indenture except for its willful misconduct or gross negligence. In setting the interest rates on the Bonds, the Agent shall not be liable for any error made in good faith.

(d) The duties and ohligations of the Agent shall be determined solely by the express provisions of this Agreement and the Indenture, and the Agent shall not be responsible for the performance of any other duties and obligations than as are specifically set forth in this Agreement and the Indenture, and no implied covenants or obligations shall be read into this Agreement or the Indenture against the Agent. The Agent may conclusively rely upon any notice or document given or furnished to it and conforming to the requirements of this Agreement or the Indenture, and may rely and shall be protected in acting upon such notice or any document reasonably believed by it to be genuine and to have been given, signed or presented by the proper party or parties.

5. Indemnity and Contribution.

 (a) The Company agrees to indemnify and hold harmless the Agent and any officer or employee of the Agent and each person, if any, who controls the Agent within the meaning of Section 15 of the securities Act of 1933, as amended (the "Secu1ities Act") or Section 20 of the Exchange Act against any losses, claims, damages or liabilities, joint or several to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Document (including any documents incorporate by reference therein), or the Offering Document as it may be amended or supplemented, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each of them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim; provided however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Offering Document, or the Offering Document as it may be amended or supplemented, in reliance upon and in conformity with written information furnished to the Company by the Agent for use therein describing its role as Agent, and provided further that this indemnity shall not inure to the benefit of the Agent (or of any person controlling the Agent) on account of any losses, claims, damages or liabilities arising from a sale of Bonds to any person if the Agent failed to deliver a copy of the Offering Document, as the same may then be supplemented or amended, to such person and the delivery thereof would have been a valid defense to the action from which such loss, claim, damage or liability arose. For purposes of the second provision to the immediately preceding sentence, the term Offering Document shall not be deemed to include the documents incorporated or deemed incorporated therein by reference, and the Agent shall not be obligated to send or give any supplement or amendment to any document incorporated or deemed incorporated by reference in the Offering Document to any person other than a person to whom the Agent has delivered such incorporated documents in response to a written request therefor. The indemnity agreement in this subdivision (a.) shall be in addition to any liability which the Company may otherwise have and shall extend upon the same terms and conditions to each person, if any, who controls the Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

(b) The Agent agrees to indemnify and hold harmless the Company and any officer or employee of the Company against any losses, claims, damages or liabilities to which the Company or any officer or employee of the Company may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Document, or the Offering Document as it may be amended or supplemented, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Offering Document, or the Offering Document as it may be amended or supplemented, in reliance upon and in conformity with written information furnished to the Company by the Agent for use therein to describe its role as Agent, and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim. The indemnity agreement contained in this subdivision (b) shall be in addition to any liability which the Agent may otherwise have and shall extent upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act

(c) Promptly after receipt by an indemnified party under subdivision (a) or (b) above of the notice of the commencement of any action, such indemnified party shall; if a claim in respect thereof is to be made against the indemnifying party under such subdivision, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subdivision. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel selected by the indemnifying party, but reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 5 for any lega1 or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel representing the indemnified parties under subdivision (a) or (b), as the case may be, who are parties to such action), (ij) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff not appealed by the indemnifying party, the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against loss or liability by reason of such settlement or judgment to the extent required hereby.

(d) If the indemnification provided for in paragraphs (a) or (b) of this Section 5 is held by a court to be unavailable to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party in lieu of indemnifying such indemnified party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations, including relative benefit. The relative fault of the Company on the one hand and of the Agent on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relaters to information supplied by the Company or by the Agent and, with respect to the party supplying such information, that party's intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5, the Agent shall not be required to contribute any amount in excess of the amount by which the total price at which the Bonds remarketed by the Agent and distributed to the public were offered to the public exceeds the amount of any damages which the Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

6. Intention of Parties.

It is the express intention of the parties hereto that no purchase, sale or transfer of any Bonds, as herein provided, or the setting of interest rates in respect thereof, shall constitute or be construed to be the extinguishment of any Bond or the indebtedness represented thereby or the reissuance of any Bond or the refunding of any indebtedness represented thereby.

7. Amendments.

(a) The Company agrees not to consent to amend the Indenture insofar as it relates to this Agreement or the rights and duties of the Agent hereunder or under the Indenture without the prior written consent of the Agent.

(b) This Agreement may not be amended except by a writing signed by each of the parties hereto.

8. Term; Resignation and Removal of the Agent.

(a) Unless previously terminated, this Agreement shall remain in full force and effect until the earlier to occur of (i) payment in full of the Bonds and (ii) the effective date of the resignation or removal of the Agent in accordance with this Section 8.

(b) If at any time the Agent is unable or unwilling to act as remarketing agent hereunder, the Agent may resign upon the earlier to occur of (i) the first Business Day following the tenth day following receipt by the Company, the Issuer, the Trustee and the Tender Agent of written notice of such resignation and (ii) the day of' appointment by the Issuer of a successor remarketing agent pursuant to the Indenture and acceptance of such appointment by such successor remarketing agent.

(c) The Agent may be removed at any time by the Issuer, at the direction of the Company, upon seven days' written notice signed by the Issuer and the Company and delivered to the Agent, the Trustee and the Tender Agent.

(d) The representations, warranties and agreements of the Company set forth herein and the obligation of the Company or the Agent, as the case may be, to reimburse, indemnify and contribute as provided in Section 5 hereof prior to the termination or expiration of this Agreement shall remain in full force and effect regardless of' any investigation (or any statement as to the results thereof) made by or on behalf of the Agent or the Company and shall survive the termination or expiration of this Agreement. The Company shall promptly pay to the Agent the compensation, in accordance with Section 3(d), accrued and unpaid through the effective date of such termination.

9. Notices. Unless otherwise provided herein, all notices, certificates, requests or other communications hereunder shall be deemed given when delivered in writing by hand or sent by facsimile transmission, tested telex or registered mail, postage prepaid, addressed as follows:

If to the Company:

Indianapolis Power & Company
25 Monument Circle
P.O.Box 1595
Indianapolis, Indiana 46206-1595
Attention: Secretary
Fasimile Transmission Number: (317)261-8288

If to the Agent:

J.P. Morgan Securities Inc.
60 Wall Street
New York, NY 10026
Attention: Municipal Bond Department
Fasimile Transmission Number: (212)648-0913

Each of the above parties may, by written notice given hereunder to the others, designate any further or different addresses to which, or means by which, subsequent notices, certificates, requests or other communications shall be sent.

10. Governing Law. This Agreement shal1 be governed by and construed in accordance with the laws of the State of New York.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed. and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written

INDIANAPOLIS POWER & LIGHT COMPANY
By: ______________________________
      Treasurer

J.P. MORGAN SECURITIES INC.
By: _______________________________
       Vice President